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                                                                       Exhibit 8

                             HOGAN & HARTSON L.L.P.
                           555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004

                                  ___________, 1999

Board of Directors
BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton, New York  13902

Board of Directors
Skaneateles Bancorp, Inc.
33 East Genesee Street
P.O. Box 460
Skaneateles, New York  13152

Gentlemen and Ladies:

       This opinion is being delivered to you in accordance with Section 7.1(f) of the Agreement and Plan of Merger (the "Agreement"), dated as of January 25, 1999, by and between BSB Bancorp, Inc. ("BSB Bancorp"), a Delaware corporation and Skaneateles Bancorp, Inc. ("SKAN"), a Delaware corporation. Pursuant to the Agreement, SKAN will be merged with and into BSB Bancorp (the "Merger"). The Agreement also provides for Skaneateles Savings Bank ("Skaneateles Bank"), a New York-chartered savings bank and wholly owned subsidiary of SKAN, to merge with and into BSB Bank & Trust Company ("BSB Bank"), a New York-chartered commercial bank and trust company and wholly owned subsidiary of BSB Bancorp (the "Bank Merger").


       In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 of BSB Bancorp (File No. 333-76033) filed with the Securities and Exchange Commission ("SEC") on April 9, 1999, and as amended and declared effective by the SEC on May 20, 1999 (the "Registration Statement") and the Proxy Statement/Prospectus included as a part thereof; (3) representations and certifications made to us by BSB Bancorp; (4) representations and certifications made to us by SKAN; and (5) such other instruments and documents related to the formation, organization and operation of BSB Bancorp and SKAN or to the consummation of the Merger and the Bank Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.



       All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").


                            The Proposed Transaction


       Based solely upon our review of the documents set forth above, and upon such information as BSB Bancorp and SKAN have provided to us



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 and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

       BSB Bancorp is the holding company of BSB Bank. Both BSB Bancorp and BSB Bank are headquartered in Binghamton, New York. BSB Bank offers full service business and retail banking services throughout the New York State Counties of Broome (Binghamton), Onondaga (Syracuse), Tioga, Chenango, and Chemung.

       SKAN is the holding company of Skaneateles Bank. Skaneateles Bank is headquartered in the Village of Skaneateles, Onondaga County, New York. Skaneateles Bank conducts business from nine banking offices located in Onondaga and Oswego counties of New York State. Historically, Skaneateles Bank has been engaged in the business of attracting deposits from the general public and earning income on those funds through various lending and investment activities.

       The purpose of the Merger and the Bank Merger is to enable BSB Bancorp to acquire the assets and business of SKAN and Skaneateles Bank. After the Merger and the Bank Merger, Skaneateles Bank will be operated as part of the banking business of BSB Bank.

       It is proposed that pursuant to the Agreement and the General Corporation Law of the State of Delaware, SKAN merge with and into BSB Bancorp. As a result of the Merger, SKAN's corporate existence will cease and BSB Bancorp will be the Surviving Corporation. As the Surviving Corporation, BSB Bancorp will succeed to all of the assets and liabilities of SKAN.

       By virtue of the Merger, each share of SKAN Common Stock issued and outstanding prior to the Effective Time (other than certain shares to be canceled) will be converted into and exchangeable for .970 shares of BSB Bancorp Common Stock. Certificates for fractions of shares of BSB Bancorp Common Stock will not be issued. In lieu of a fraction of a share of BSB Bancorp Common Stock, each holder of SKAN Common Stock otherwise entitled to a fraction of a share of BSB Bancorp Common Stock will be entitled to receive an amount of cash equal to (i) the fraction of a share of the BSB Bancorp Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the BSB Bancorp Common Stock, which will be deemed to be the average of the daily closing prices per share for BSB Bancorp Common Stock for the twenty consecutive trading days on which shares of BSB Bancorp Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the third trading day preceding the Closing Date.

       At the Effective Time, each option granted by SKAN to purchase shares of SKAN Common Stock which is outstanding and unexercised immediately prior thereto will be converted automatically into an option to purchase shares of BSB Bancorp Common Stock, with adjustment in the number of shares and exercise price to reflect the Exchange Ratio.

       Immediately upon the Effective Time, Skaneateles Bank will merge with and into BSB Bank in the Bank Merger, with BSB Bank being the Surviving Bank in the Bank Merger. As a result of the Bank Merger, each share of Skaneateles Bank common stock issued and outstanding immediately prior to the Effective Time will be canceled and each share of BSB Bank common stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

                         Assumptions and Representations

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       In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

       1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

       2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

       3. All representations made to us are true, correct, and complete. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

       4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); both BSB Bancorp and SKAN will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

       Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

       In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

       1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither BSB Bancorp nor SKAN has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

       2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or the Bank Merger or any other transaction (including any transaction undertaken in connection with the Merger).

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       3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of SKAN or that may be relevant to particular classes of SKAN shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of SKAN Common Stock who receives an option to purchase shares of BSB Bancorp Common Stock in exchange therefor pursuant to the Merger.

       4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section of this letter captioned "The Proposed Transaction," and in the Agreement and the Proxy Statement/Prospectus (the "Transactions"). If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than the Transactions or to any transaction whatsoever, including the Merger, if the Transactions are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

       This opinion is provided to BSB Bancorp and SKAN only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by BSB Bancorp, SKAN and the SKAN shareholders. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                             Sincerely yours,

                                             HOGAN & HARTSON L.L.P.